Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of Qualigen Therapeutics, Inc. of our report dated May 2, 2023 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Qualigen Therapeutics, Inc. appearing in the Report on Form 10-K of Qualigen Therapeutics, Inc. as of and for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Baker Tilly US, LLP

San Diego, CA

June 13, 2023